CONSENT OF INDEPENDENT ACCOUNTANTS

  To the Trustees of Scudder Municipal Trust:

We consent to the incorporation by reference in Post-Effective Amendment No. 35 to the Registration Statement of Scudder Municipal Trust on Form N-1A, of our reports dated February 19, 1998 and February 17, 1998 on our audits of the financial statements and financial highlights of Scudder High Yield Tax Free Fund and Scudder Managed Municipal Bonds, respectively, which reports are included in the Annual Reports to Shareholders for the year ended December 31, 1997 which are incorporated by reference in the Post-Effective Amendment to the Registration Statement.

We also consent to the reference to our Firm under the caption, "Experts."

Boston, Massachusetts                                   COOPERS & LYBRAND L.L.P.
February 27, 1998